EXHIBIT 10.6

NONSTATUTORY STOCK OPTION

Non-transferable

GRANT TO

(the “Optionee”)

the right to purchase from Premiere Global Services, Inc. (f/k/a PTEK Holdings, Inc.) (the “Company”)

shares of its common stock, $0.01 par value, at the price of $             per share

pursuant to and subject to the provisions of the Premiere Global Services, Inc. 1995 Stock Plan (the “Plan”) and to the terms and conditions set forth on the following page.

Unless vesting is accelerated in accordance with the Plan or in the discretion of the Committee, the Options shall vest and become exercisable in accordance with the following schedule:

Years of Service after Grant Date	Percent of Option shares Vested
Less than 1Year	0%
1 Year	33%
2 Years	66%
3 Years	100%

IN WITNESS WHEREOF, Premiere Global Services, Inc., acting by and through its duly authorized officers, has caused this Agreement to be executed as of the Grant Date.

PREMIERE GLOBAL SERVICES, INC.

By:
L. Scott Askins
Its:	Senior Vice President – Legal and General Counsel

Grant Date:

Accepted by Optionee:

1

TERMS AND CONDITIONS

1. Grant of Option. Premiere Global Services, Inc. (the “Company”) hereby grants to the Optionee named on Page 1 hereof (“Optionee”), under the Premiere Global Services, Inc. 1995 Stock Plan (the “Plan”), stock options to purchase from the Company (the “Options”), on the terms and on conditions set forth in this agreement (this “Agreement”), the number of shares indicated on Page 1 of the Company’s $0.01 par value common stock, at the exercise price per share set forth on Page 1. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Vesting of Options. The Option shall vest and become exercisable in accordance with the schedule shown on Page 1 of this Agreement. Notwithstanding the foregoing vesting schedule, upon Optionee’s death or Permanent and Total Disability while employed by the Company, all Options shall become fully vested and exercisable.

3. Term of Options and Limitations on Right to Exercise. The term of the Options will be for a period of ten years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the Options will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a) Three months after the termination of Optionee’s employment with the Company for any reason other than (i) for Cause or (ii) by reason of Optionee’s death or Permanent and Total Disability.

(b) Twelve months after the date of the termination of Optionee’s employment with the Company by reason of Permanent and Total Disability.

(c) Twelve months after the date of Optionee’s death, if Optionee dies while employed, or during the three-month period described in subsection (a) above or during the twelve-month period described in subsection (b) above and before the Options otherwise lapse. Upon Optionee’s death, the Options may be exercised by Optionee’s beneficiary designated pursuant to Paragraph 5.

(d) 5:00 p.m., Eastern Time, on the date of the termination of Optionee’s employment with the Company if such termination is for Cause.

The Committee may, prior to the lapse of the Options under the circumstances described in paragraphs (a), (b), (c) or (d) above, extend the time to exercise the Options as determined by the Committee in writing. If Optionee returns to employment with the Company during the designated post-termination exercise period, then Optionee shall be restored to the status Optionee held prior to such termination but no vesting credit will be earned for any period Optionee was not employed by the Company. If Optionee or his or her beneficiary exercises an Option after termination of service, the Options may be exercised only with respect to the shares that were otherwise vested on Optionee’s termination of service.

4. Exercise of Option. The Options shall be exercised by (a) written notice directed to the Director, Stock Plan Management of the Company or his or her designee at the address and in the form specified by the Secretary from time to time and (b) payment to the Company in full for the shares subject to such exercise (unless the exercise is a broker-assisted cashless exercise, as described below). If the person exercising an Option is not Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option. Payment for such shares shall be in (a) cash, (b) shares of Stock previously acquired by the purchaser, which have been held by the purchaser for such period of time, if any, as necessary to avoid variable accounting for the Option, or (c) any combination thereof, for the number of shares specified in such written notice. The value of surrendered shares of Stock for this purpose shall be the Fair Market Value as of the last trading day immediately prior to the exercise date. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Committee (which need not be uniform), the Options may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells the Option shares on behalf of Optionee and delivers cash sales proceeds to the Company in payment of the exercise price. In such case, the date of exercise shall be deemed to be the date on which notice of exercise is received by the Company and the exercise price shall be delivered to the Company by the settlement date.

5. Beneficiary Designation. Optionee may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of Optionee hereunder and to receive any distribution with respect to the Options upon Optionee’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights hereunder is subject to all terms and conditions of this Agreement and the Plan and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives Optionee, the Options may be exercised by the legal representative of Optionee’s estate, and payment shall be made to Optionee’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by Optionee at any time provided the change or revocation is filed with the Company.

6. Withholding. The Company or any employer affiliate has the authority and the right to deduct or withhold, or require Optionee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Optionee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Options. The withholding requirement may be satisfied, in whole or in part, at the election of the Secretary, by withholding from the Options shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Secretary establishes. If shares of Stock are surrendered to satisfy withholding obligations in excess of the minimum withholding obligation, such shares must have been held by the purchaser as fully vested shares for such period of time, if any, as necessary to avoid variable accounting for the Options.

7. Limitation of Rights. The Options do not confer to Optionee or Optionee’s beneficiary designated pursuant to Paragraph 5 any rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the exercise of the Options. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any affiliate to terminate Optionee’s service at any time, nor confer upon Optionee any right to continue in the service of the Company or any affiliate.

8. Stock Reserve. The Company shall at all times during the term of this Agreement reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of this Agreement.

9. Restrictions on Transfer and Pledge. No right or interest of Optionee in the Options may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an affiliate, or shall be subject to any lien, obligation, or liability of Optionee to any other party other than the Company or an affiliate. The Options are not assignable or transferable by Optionee other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Option under the Plan. The Options may be exercised during the lifetime of Optionee only by Optionee, or by such Optionee’s guardian or legal representative, if one is appointed.

10. Restrictions on Issuance of shares of Stock. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the shares of Stock covered by the Options upon any securities exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Options, the Options may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

11. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

12. Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

13. Severability. If any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

14. Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Premiere Global Services, Inc.

3399 Peachtree Road, N.E.

The Lenox Building, Suite 700

Atlanta, Georgia 30326

Attn: Director, Stock Plan Management

or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.

2